                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        Nature's Sunshine Products, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          _____________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          _____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          _____________________________________________________________________

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          _____________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:

          _____________________________________________________________________

     (3)  Filing Party:

          _____________________________________________________________________

     (4)  Date Filed:

          _____________________________________________________________________

                        NATURE'S SUNSHINE PRODUCTS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 15, 1995

To the Shareholders:

     Notice is hereby given that the 1995 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. ("the Company") will be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 15, 1995, at 10:00 a.m., local time, for the following purposes:

     1. To elect one director, to serve a term of three years, and until his successor is elected and shall qualify; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 3, 1995 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting of Shareholders, and only shareholders of record at such date will be so entitled to notice and to vote.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                          By Order of the Board of Directors,


                                          /s/  BRENT F. ASHWORTH
                                          --------------------------------------
                                          Brent F. Ashworth, Secretary

Provo, Utah
April 7, 1995


PLEASE FILL IN, DATE, SIGN, AND RETURN THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE VOTING OF THE PROXY, BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY VOTING IN PERSON AT THE MEETING.

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        NATURE'S SUNSHINE PRODUCTS, INC.

                            ------------------------

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nature's Sunshine Products, Inc. ("the Company") for the Annual Meeting of Shareholders of the Company to be held on May 15, 1995. The Shareholders of the Company will consider and vote upon the proposals described herein and referred to in the Notice of the Meeting accompanying this Proxy Statement.

     The close of business on April 3, 1995, has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On such date there were 12,158,166 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter to be considered at the meeting. For a description of the principal holders of such stock, see "PRINCIPAL HOLDERS OF COMMON STOCK" below.

     Shares represented by Proxies will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying the contrary will be voted in favor of the Board of Directors' nominee for director of the Company.

     The Proxies being solicited by the Board of Directors may be revoked by any shareholder giving the Proxy at any time prior to the Annual Meeting by giving notice of such revocation to the Company, in writing, at the address of the Company provided below. The Proxy may also be revoked by any shareholder giving such Proxy who appears in person at the Annual Meeting and advises the Chairperson of the Meeting of his intent to revoke the Proxy.

     The principal executive offices of the Company are located at 75 East 1700 South, Provo, Utah 84606. This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 13, 1995.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     The following table sets forth information as of March 15, 1995, with respect to the beneficial ownership of the Company's Common Stock by the principal shareholders, all directors, and all officers and directors of the Company as a group.

                                                            NUMBER OF SHARES
                  NAME AND ADDRESS OF                         BENEFICIALLY
                    BENEFICIAL OWNER                            OWNED(1)           PERCENT OF CLASS(2)
- --------------------------------------------------------  --------------------     -------------------
Pauline T. Hughes.......................................        1,545,025(3)               12.7%
  311 East Canal Road
  Salem, UT 84653

Kristine F. Hughes......................................        1,050,890(4)                8.6%
Eugene L. Hughes
  75 East 1700 South
  Provo, UT 84606

Alan D. Kennedy.........................................          277,009(5)                2.2%
  75 East 1700 South
  Provo, UT 84606

Merrill Gappmayer.......................................           63,208(6)                 .5%
  1855 South Alta Vista Drive
  Orem, UT 84057

All officers and directors as a group (14 persons)......        3,423,430(7)               26.9%

- ---------------

(1) Except as otherwise indicated, all shares are directly owned with voting and investment power held by the person named.

(2) Percentage includes, where applicable, shares subject to presently exercisable options.

(3) Includes 1,405,948 shares held by Pauline Hughes in trust for the benefit of herself and her children, 88,000 shares held by a family limited partnership and 51,077 shares subject to presently exercisable options.

(4) Includes 935,141 shares held by Kristine and Eugene Hughes as trustees for the benefit of themselves and their children, 51,179 shares allocated to Mr. Hughes' account in a 401(k) Plan and 64,570 shares subject to presently exercisable options.

(5) Includes 9,860 shares allocated to Alan Kennedy's account in a 401(k) Plan and 205,626 shares subject to presently exercisable options.

(6) Includes 440 shares held by a minor child and 51,077 shares subject to presently exercisable options.

(7) Includes 166,620 shares allocated to officers in the 401(k) Plan and 576,985 shares subject to presently exercisable options.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has fixed its number at five members. The incumbent directors were elected for staggered terms at the last three annual meetings.

     Under the Company's Restated Articles of Incorporation, directors are divided into three classes, each class to consist, as nearly as may be possible, of one-third of the number of directors then constituting the entire Board of Directors. Each year one class of directors is elected, each director to serve a term of three years.

     At the Annual Meeting, one director, Eugene L. Hughes, will stand for election to serve three years and thereafter until his successor is elected and shall qualify.

     In the absence of instructions to the contrary, the persons named in the Proxy will vote the Proxies for the election of the nominee listed below, unless otherwise specified in the Proxy. The Board of Directors has no reason to believe that the nominee will be unable to serve, but if the nominee should become unable to serve, the Proxies will be voted for such other person as the Board of Directors shall recommend.

     Certain information concerning the nominee to the Board of Directors, and directors whose terms will continue after the Annual Meeting is set forth below.

                                                                       SERVED AS       CLASS AND YEAR TERM
       NAME OF NOMINEE          AGE       COMPANY POSITION HELD      DIRECTOR SINCE        WILL EXPIRE
- ------------------------------  ---   -----------------------------  --------------    -------------------
                                                           NOMINEES

Eugene L. Hughes..............  64    Senior Vice President and           1980         Class II 1998 (if
                                        Director                                         re-elected)

                                            DIRECTORS WHOSE TERMS ARE CONTINUING

Kristine F. Hughes............  56    Chairperson of the Board and        1980         Class III 1996
                                        Director

Alan D. Kennedy...............  64    President, Chief Executive          1989         Class III 1996
                                        Officer and Director

Merrill Gappmayer.............  53    Director                            1980         Class I 1997

Pauline T. Hughes.............  53    Director                            1988         Class I 1997

COMPENSATION OF DIRECTORS

     Board members who are also employees of the Company do not receive any directors fees. The Company pays its non-employee Board members directors' fees ranging from $34,832 to $39,326 per year, as well as the cost of health and life insurance coverage. The Company does not pay any fees for attendance at committee meetings. Under the 1993 Stock Option Plan, each non-employee director of the Company annually receives an option to purchase 22,000 shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant.

BOARD AND COMMITTEE MEETINGS AND ATTENDANCE

     There were ten meetings of the Board of Directors held during the last fiscal year. All of the directors attended at least 75 percent of the meetings.

     The Board of Directors has a Compensation Committee which consists of Merrill Gappmayer, Kristine F. Hughes and Pauline T. Hughes. The Compensation Committee recommends to the Board of Directors the compensation to be paid to the Company's officers and other key employees. There were nine meetings of the Compensation Committee during the last fiscal year.

     The Board of Directors also has an Audit Committee which consists of Merrill Gappmayer, Kristine F. Hughes and Pauline T. Hughes. The function of the Audit Committee is generally to approve the engagement of the Company's independent auditors and to review audit and non-audit services provided by such auditors. There was were two meetings of the Audit Committee during the last fiscal year.

     The Board of Directors has also established a Nominating Committee consisting of Pauline T. Hughes, Kristine F. Hughes and Merrill Gappmayer. The Nominating Committee considers and recommends nominations for election to the full Board of Directors. The Nominating Committee will consider recommendations of shareholders, but there are no specific procedures to be followed by shareholders in submitting nominations for directors. There were two meetings of the Nominating Committee during the last fiscal year.

                             OFFICERS AND DIRECTORS

     The officers and directors of the Company are:

             NAME                                       POSITION                            AGE
- ------------------------------  --------------------------------------------------------    ---
Kristine F. Hughes............  Chairperson of the Board and Director                       56
Alan D. Kennedy...............  President, Chief Executive Officer and Director             64
Eugene L. Hughes..............  Senior Vice President and Director                          64
Merrill Gappmayer.............  Director                                                    53
Pauline T. Hughes.............  Director                                                    53
William E. Spears.............  Executive Vice President and Chief Operating Officer        49
Douglas Faggioli..............  Vice President -- Finance, Chief Financial Officer and
                                Treasurer                                                   40
Brent F. Ashworth.............  Vice President -- Legal, Secretary and General Counsel      46
Joseph A. Speirs..............  Vice President -- Marketing                                 42
Dale G. Lee...................  Vice President -- U.S. Sales                                49
Dr. Alvin B. Segelman.........  Vice President -- Health Sciences                           63
David K. Shunick..............  Vice President -- Operations                                57
Bruno Vassel III..............  Vice President -- Human Resources                           51
Dr. Dilip G. Bhatia...........  Vice President -- Research and Development                  59

     Certain information regarding the business experience of the officers and directors is set forth below.

     KRISTINE F. HUGHES. Mrs. Hughes is Chairperson of the Board of Directors and a Director of the Company. Mrs. Hughes was a co-founder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has served as a Director of the Company since 1980. In 1984 she was appointed Chairperson of the Board of Directors. Mrs. Hughes serves on several civic and community boards and has been recognized for her business achievements. She is the wife of Eugene L. Hughes.

     ALAN D. KENNEDY. Mr. Kennedy is President, Chief Executive Officer and a Director of the Company. He began his employment with the Company in 1989. From 1986 to 1989, he served as a sales and marketing consultant to several direct sales companies. He previously served as Vice President -- Sales Development of Avon Products, Inc. (1982 to 1986), a consultant to Shaklee Corporation and Avon Products, Inc. (1979 to 1982), and Senior Vice President of Shaklee Corporation (1974 to 1979) and director of Marketing for Avon Products, Inc. (1965 to 1974). Mr. Kennedy graduated with honors from Colgate University in 1956. He serves as the Vice Chairman of the Board of Directors of the Direct Selling Association.

     EUGENE L. HUGHES. Mr. Hughes is Senior Vice President and a Director of the Company. Mr. Hughes was a co-founder and appointed president in 1972 of Hughes Development Corporation, a predecessor of the Company. He has served as an officer or director of the Company and/or its predecessors since 1972. Mr. Hughes received a BS degree from Brigham Young University in 1961. He serves on several community boards. He is the husband of Kristine F. Hughes.

     MERRILL GAPPMAYER. Mr. Gappmayer has been a Director of the Company since 1980. He received a BS degree from Brigham Young University and an MBA degree from the Marriott School of Management at Brigham Young University. He is owner, president and CEO of Vista Enterprises, a commercial, residential and industrial land development company located in Orem, Utah. Mr. Gappmayer currently serves as chairman or as a member of the board of six local and national community service organizations.

     PAULINE T. HUGHES. Mrs. Hughes has been a Director of the Company since 1988. Mrs. Hughes was a cofounder in 1972 of Hughes Development Corporation, a predecessor of the Company, and has acted as a consultant from time to time to the Company and its predecessors. She is presently self-employed. Mrs. Hughes continues her education at Brigham Young University.

     WILLIAM E. SPEARS. Mr. Spears is Executive Vice President and Chief Operating Officer of the Company. He began his employment with the Company in February 1994. From 1972 to 1993 he was employed by Avon Products, Inc. in various capacities, including Vice President of Strategic Operations, North America in 1993 and Southeast Region Vice President from 1989 to 1993. Mr. Spears received a BS degree in accounting from California State University at Northridge in 1968 and is a Certified Public Accountant.

     DOUGLAS FAGGIOLI. Mr. Faggioli is Vice President -- Finance, Chief Financial Officer and Treasurer of the Company. He began his employment with the Company in 1983 and has served as an officer of the Company since 1989. He obtained a BA degree in accounting from the University of Utah in 1979 and is a Certified Public Accountant.

     BRENT F. ASHWORTH. Mr. Ashworth is Vice President -- Legal, Secretary and General Counsel for the Company. He obtained a JD degree from the University of Utah College of Law in 1975. Mr. Ashworth began his employment with the Company in 1977 when he was appointed Secretary and General Counsel. He was appointed Vice President -- Legal in 1979.

     JOSEPH A. SPEIRS. Mr. Speirs is Vice President -- Marketing of the Company. He began his employment with the Company in 1977 and since 1983 has served as an officer of the Company. He received a BS degree from Brigham Young University in 1976.

     DALE G. LEE. Mr. Lee is Vice President -- U.S. Sales of the Company. He began his employment with the Company in 1978, and has been an officer of the Company since 1989. Mr. Lee received a BS degree from Southern Utah State College in 1970.

     ALVIN B. SEGELMAN, PH.D. Dr. Segelman is Vice President -- Health Sciences. He began his employment with the Company in 1990. From 1971 to 1990, Dr. Segelman was a professor at the College of Pharmacy, Rutgers University, serving as Chairman of the Department of Pharmacognosy from 1979 to 1986. Dr. Segelman received BS and MS degrees in pharmacy from the Massachusetts College of Pharmacy in 1954 and 1967, respectively, and a PhD in pharmacognosy from the University of Pittsburgh in 1971. Dr. Segelman has published numerous articles and served on numerous national and Congressional committees.

     DAVID K. SHUNICK. Mr. Shunick is Vice President -- Operations. He began his employment with the Company in 1993. From 1992 to 1993, Mr. Shunick acted as a management consultant for DKS Associates. From 1989 to 1992 he served as Director of Material Management for Ares Serono Group. From 1977 to 1989, Mr. Shunick was employed by Shaklee Corporation in various capacities, including Vice President -- Manufacturing and Material Management. Mr. Shunick received a BS degree in Management from the University of Illinois at Urbana in 1960 and a MBA degree from St. Mary's College, Moraga, California in 1981.

     BRUNO VASSEL III. Mr. Vassel is Vice President -- Human Resources. He began his employment with the Company in 1993. From 1987 to 1993, Mr. Vassel was President of HRS, Inc. From 1986 to 1987, he served as Executive Vice President of Brite Music, Inc. From 1973 to 1986 Mr. Vassel was employed by Avon Products, Inc. in various capacities, including Corporate Director of Human Resources. Mr. Vassel received a BA degree from Brigham Young University in 1968.

     DILIP G. BHATIA, PH.D. Dr. Bhatia is Vice President -- Research and Development. He began his employment with the Company in July 1994. From 1988 to 1994, Dr. Bhatia was Director of Product Development at Hoffmann-La Roche. From 1986 to 1988 he was Manager of the Pharmaceutical Process and Technology Group of G.D. Searle. From 1977 to 1986, he was employed by McNeil Consumer Products Company where he served as Manager of Research and Development, from 1982 to 1986. Dr. Bhatia received a PhD in Pharmacy from Washington State University and a MS in Pharmacy from St. Louis College of Pharmacy.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations provided to the Company by its officers, directors and 10% shareholders, the Company is not aware of any such persons failing to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior years.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth information concerning the cash and non-cash compensation, paid or to be paid by the Company to its chief executive officer and to each of its executive officers named below, for the three fiscal years ended December 31, 1994. See also "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" below for compensation paid to the general manager of the Company's Mexican subsidiary.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                           ANNUAL COMPENSATION                               COMPENSATION
- --------------------------------------------------------------------------   -------------
              (A)                 (B)      (C)        (D)         (E)             (G)            (I)
                                                              OTHER ANNUAL                    ALL OTHER
      NAME AND PRINCIPAL                  SALARY     BONUS    COMPENSATION   STOCK OPTIONS   COMPENSATION
           POSITION              YEAR     ($)(1)      ($)        ($)(2)        (SHARES)         (3)($)
- -------------------------------  -----   --------   --------  ------------   -------------   ------------
Alan D. Kennedy................   1994    257,953    202,500                     13,200          8,933
Chief Executive Officer           1993    233,000    217,381                     20,000          8,512
                                  1992    207,566    193,696                    140,000         10,662

William E. Spears..............   1994    122,029     83,152     40,220(4)       11,000          1,310
Executive Vice President

Eugene L. Hughes...............   1994    130,146     83,583                     11,000          4,656
Senior Vice President             1993    129,322     94,344                     47,700          4,882
                                  1992    123,672     89,868                          0          4,768

Douglas Faggioli...............   1994    130,138     82,251                     11,000            418
Chief Financial Officer           1993    115,000     94,710                     24,000            288
                                  1992    100,000     81,187                      9,333            277

Dale G. Lee....................   1994    121,829     58,000                     11,000          1,129
Vice President -- U.S. Sales      1993    110,000     72,904                     19,000          1,185
                                  1992    100,000     65,502                      8,667          1,427

- ---------------

(1) Includes amounts contributed by the Company to its 401(k) defined contribution plan.

(2) The Company provides health, disability and other perquisites to each of its officers, but they do not exceed the lesser of $50,000 or 10% of the officer's total annual salary and bonus.

(3) Includes excess life insurance premiums.

(4) Includes relocation and moving expenses.

EMPLOYMENT AGREEMENTS

     The Company has Employment Agreements with all eleven of its officers who receive annual salaries currently ranging from approximately $104,000 to $267,500. The Agreements are renewable on an annual basis and generally provide for an initial term of one year. In the event the Company terminates or does not renew an officer's employment without cause, the officer is generally entitled to receive the balance of his base salary for twelve months.

EXECUTIVE INCENTIVE PLANS

     The Company has from time to time adopted incentive plans for key management and sales personnel. The only incentive plan in effect for officers of the Company for 1994 was the Exempt Employee Incentive Compensation Plan ("Compensation Plan") that provided for the officers to receive specified bonuses ranging from 0% to 90% of base salary if certain sales and operating income goals were achieved by the Company. Payments totalling $803,953, $739,410 and $660,978 were made to officers for services rendered in 1994, 1993 and 1992 for this or similar executive incentive plans. Amounts paid, if any, to the officers participating in the Compensation Plan are included in the Summary Compensation Table.

1993 STOCK OPTION PLAN

     The 1993 Stock Option Plan (the "1993 Plan") authorizes the grant of incentive and nonqualified stock options to officers and key employees. The 1993 Plan also provides for the automatic annual grant of nonqualified stock options to purchase 22,000 shares to each non-employee director of the Company. The 1993 Plan covers a maximum of 880,000 shares of the Company's Common Stock, subject to adjustment, of which options to purchase 550,000 shares may be granted to officers and key employees and 330,000 shares to non-employee directors.

     Options issued under the 1993 Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options are generally not transferable and are exercisable in accordance with vesting schedules established by the Compensation Committee (the "Committee") of the Board of Directors administering the Plan.

     The Committee establishes with respect to each option granted to an employee, and sets forth in the option agreement, the effect of the termination of employment on the rights and benefits thereunder. If the services of a non-employee director terminate by reason of death, disability or retirement, options granted pursuant to the 1993 Plan become immediately exercisable and may be exercised for up to one year after the date of termination, or until expiration of the option, if earlier. If the services of a non-employee director terminate for any other reason, the non-employee director may exercise any motions which were exercisable on the date of termination for up to 90 days after the date of termination. In the event of certain changes in control of the Company, options generally become immediately exercisable.

     As of March 31, 1995 there were 493,520 shares subject to non-qualified options outstanding under the 1993 Plan and 386,480 shares available for further issuance (as adjusted for a stock dividend).

1990 LONG-TERM INCENTIVE COMPENSATION PLAN

     The 1990 Long-Term Incentive Compensation Plan (the "Incentive Plan") authorizes the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock and performance bonuses or any combination of the foregoing to key executive and management employees.

     Options issued under the Incentive Plan must have an exercise price at least equal to the fair market value on the date of grant and a term of not more than ten years. Options may not be transferred except by will or the laws of descent or distribution and are exercisable in accordance with vesting schedules established by the Committee.

     In the event of termination of an option holder's employment for cause, all outstanding options lapse at the time of such termination, subject to the discretion of the Committee. In the event of termination by reason of death, retirement or disability, the option holder may exercise options that are exercisable through the date of termination within the earlier of one year from the date of termination or lapse of such option. In the event of termination not for cause, options must generally be exercised within the earlier of three months following termination or lapse of the option. In the event of certain changes in control, options generally become immediately exercisable.

     As of March 31, 1995 there were 708,523 shares subject to options outstanding under the Incentive Plan and 376 shares available for further issuance (as adjusted for all stock splits and dividends).

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth a summary of certain nonqualified stock options granted to the Company's named officers during 1994 as adjusted for a stock dividend.

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                                                                           STOCK PRICE
                                                                                        APPRECIATION FOR
                                 INDIVIDUAL GRANTS                                         OPTION TERM
- -----------------------------------------------------------------------------------    -------------------
           (A)                  (B)            (C)             (D)          (E)          (F)         (G)
                                           % OF 204.600
                                          TOTAL OPTIONS
                                            GRANTED TO      EXERCISE
                              OPTIONS      EMPLOYEES IN       PRICE      EXPIRATION
           NAME              GRANTED(#)        1994         ($/SHARE)       DATE        5%($)      10%($)
- --------------------------   ----------   --------------    ---------    ----------    -------     -------
Alan D. Kennedy............    13,200           6.5%          12.73        12/16/04    105,677     267,800
Chief Executive Officer

William E. Spears..........    22,000                         13.18         2/24/04    182,354     462,122
Executive Vice President       11,000          16.1%          12.73        12/16/04     88,064     223,172

Eugene L. Hughes...........    11,000           5.4%          12.73        12/16/04     88,064     223,172
Senior Vice President

Douglas Faggioli...........    11,000           5.4%          12.73        12/16/04     88,064     223,172
Chief Financial Officer

Dale G. Lee................    11,000           5.4%          12.73        12/16/04     88,064     223,172
Vice President--U.S. Sales


           OPTION EXERCISES DURING 1994 AND 1994 YEAR-END VALUE TABLE

     The following table sets forth certain information regarding the exercise and value of nonqualified stock options held by the named officers during 1994 as adjusted for a stock dividend.

       AGGREGATED OPTION EXERCISES IN 1994 AND 1994 YEAR-END OPTION VALUE

             (A)                    (B)             (C)                   (D)                         (E)
                                                                 NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED
                                                                   OPTIONS AT FISCAL         IN-THE-MONEY OPTIONS
                              SHARES ACQUIRED      VALUE               YEAR-END               AT FISCAL YEAR-END
            NAME                ON EXERCISE       REALIZED     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- ----------------------------- ---------------  --------------  -------------------------   -------------------------
Alan D. Kennedy..............      10,000         $100,400           234,960/71,867           $1,315,962/$719,830
Chief Executive Officer

William E. Spears............           0                0                 0/33,000                    0/0
Executive Vice President

Eugene L. Hughes.............           0                0            31,680/63,470              249,571/119,107
Senior Vice President

Douglas Faggioli.............           0                0            51,297/37,400              349,137/59,928
Chief Financial Officer

Dale G. Lee..................           0                0            39,893/31,900              257,227/47,443
Vice President -- U.S. Sales

401(K) PLAN

     The Company sponsors a qualified deferred compensation plan ("401(k) Plan") under Section 401(k) of the Internal Revenue Code, pursuant to which full-time employees may reduce their salaries by up to 10% of their compensation limited to a maximum of $9,240 and have the salary reduction amounts contributed to the 401(k) Plan. Such contributions are 100% matched by the Company, up to a maximum of 5% of the employee's compensation. Participants are fully vested at all times in their salary reduction and matching contributions. Participants are eligible to receive distribution of vested amounts upon retirement, death or disability, or termination of employment. Contributions by the Company to the 401(k) Plan were approximately $284,000, $314,000 and $175,000 for 1994, 1993 and 1992,
respectively. Amounts contributed for officers participating in the 401(k) Plan are included in the Summary Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors' Compensation Committee is composed of Merrill Gappmayer, Kristine F. Hughes and Pauline T. Hughes. Kristine F. Hughes, Chairperson of the Board of Directors, is married to Eugene L. Hughes, an officer and director of the Company. See "PROPOSAL NO. 1 -- ELECTION OF DIRECTORS."

THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                      REPORT OF THE COMPENSATION COMMITTEE

To: The Board of Directors

     As members of the Compensation Committee (the "Committee"), it is our duty to administer various stock option and incentive compensation plans of the Company. In addition, the Committee recommends to the Board of Directors the compensation to be paid to the Company's officers and key employees. The Committee also reviews compensation policies applicable to officers and considers the relationship of corporate performance to that compensation.

     The Committee submits a report to the Board concerning the compensation policies followed by the Committee in recommending compensation for the Company's chief executive and other officers. In establishing such compensation for 1994, the Committee considered a number of factors, including what it believed to be the competitive level of compensation that is necessary to attract, retain and motivate qualified officers. The Committee also considered
(i) an officer's contribution to the Company's operating performance, as measured by increases in sales revenues, profitability and return on assets,
(ii) the officer's contribution to helping the Company meet its other objectives, such as providing a high level of service to the Company's customers and in maximizing shareholder value, and (iii) the Chief Executive Officer's evaluation of each of the officers. For the Chief Executive Officer, the Committee also took into consideration the Company's overall stock performance as measured against the stock market and his success in opening new overseas markets for the Company's products. In 1992, the Committee engaged an outside consultant to advise it regarding appropriate officer salary levels and comparable salaries in similar industries. The consultant's recommendations together with salary surveys obtained by the Committee in 1993 were considered in evaluating the above-referenced factors in setting 1994 compensation.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an officer's compensation is subject directly to annual bonus compensation measured by the Company's achievement of certain sales and income goals. Under the Company's Exempt Employee Incentive Compensation Plan, bonuses are paid based on the officer's performance and the performance of the entire Company. The Committee believes the compensation paid to its officers is reasonable in view of the Company's performance and the contribution of these officers to that performance. In this regard, the Committee in 1994 completed a comprehensive review of the Company's compensation policies and concluded that the Company's present policies worked well.

     All officers and key employees participate in the Company's stock option plans, under which granted options typically vest over a one or two year period. The Committee believes that stock options have been effective in attracting, motivating and retaining executives and key employees. During 1994, the Committee recommended stock option grants in the aggregate amount of 204,600 shares.

     No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                                         Compensation Committee

Dated April 4, 1995                       MERRILL GAPPMAYER
                                          KRISTINE F. HUGHES
                                          PAULINE T. HUGHES

                          CORPORATE STOCK PERFORMANCE

     The following graph compares the performance (total return on investment as measured by the change in the year-end stock price plus reinvested dividends) of the Common Stock of the Company ("NATR") with that of the Index for NASDAQ Stock Market (U.S. companies) and the Index for NASDAQ Stock (SIC 2800-2899) for the five years ended December 31, 1994.

               COMPARISON OF FIVE YEAR-CUMULATIVE TOTAL RETURNS

AMONG NATURE'S SUNSHINE PRODUCTS, INC., THE NASDAQ STOCK MARKET (US COMPANIES)
                    AND THE NASDAQ STOCKS (SIC 2800-2899)

                                                                  NASDAQ STOCKS
                                                                  (SIC 2800-2899
                                                  NASDAQ          US Companies)
 MEASUREMENT PERIOD      NATURE'S SUNSHINE     STOCK MARKET        Chemical and
(FISCAL YEAR COVERED       PRODUCTS, INC.     (US Companies)     allied products
      12/29/89                 100.0              100.0              100.0
      12/31/90                  49.5               84.9              109.1
      12/31/91                 144.3              136.3              250.7
      12/31/92                 220.0              158.6              216.6
      12/31/93                 200.5              180.9              193.7
      12/30/94                 224.0              176.9              152.5

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Maria del Carmen Cisneros, the general manager of the Company's Mexican subsidiary, received a total of $684,228 of compensation from the Company in 1994. Of that amount, $148,914 was salary and bonus and the balance was for commissions received as an independent distributor of the Company's products.

     In 1992, the Company adopted a key officer loan program to assist certain of its officers in purchasing Common Stock of the Company. The loans are due 90 days after demand or termination of employment. The loans are secured by the Common Stock purchased and bear interest at 6% per annum.

     From time to time, the Company has made personal loans to assist certain of its officers and key employees. Loans made to officers are secured by Common Stock of the Company, and are due 90 days after demand. Outstanding loans bear interest at 6% per annum.

     The following table provides certain information about each director or officer who was indebted to the Company since January 1, 1994, in an amount in excess of $60,000. Included in the table is the name of each such director or officer, the amount and nature of the indebtedness and of the transaction in which it was incurred, the largest aggregate amount of indebtedness outstanding by each such person since January 1, 1994 and the amount thereof outstanding as of March 31, 1995. For the nature of each such person's relationship to the Company see "ELECTION OF DIRECTORS -- Officers and Directors" above.

                                             NATURE OF              LARGEST          AGGREGATE BALANCE
                 NAME                       INDEBTEDNESS        AGGREGATE AMOUNT        AT 3/31/95
- --------------------------------------  --------------------    ----------------     -----------------
Alan D. Kennedy.......................  Stock Purchase Loan         $148,220             $ 245,619
                                        Personal Loan                104,720

Eugene L. Hughes......................  Personal Loans               408,418                     0

Douglas Faggioli......................  Stock Purchase Loan           67,777                58,332

Dale G. Lee...........................  Stock Purchase Loan           66,636                65,355

Joseph A. Speirs......................  Stock Purchase Loan           69,995                65,513

                               RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors of the Company has recommended to the Board of Directors that Arthur Andersen & Co. be selected again as the independent public accountants for the Company. The Board of Directors has accepted this recommendation and has selected Arthur Andersen & Co. to be the independent public accountants for the Company for the fiscal year ending December 31, 1995. Arthur Andersen & Co. served as the Company's independent public accountants for the fiscal year ended December 31, 1994.

     Representatives of Arthur Andersen & Co. are expected to attend the 1995 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to present a proposal at the 1996 Annual Meeting of Shareholders, the proposal must be received by Nature's Sunshine Products, Inc., 75 East 1700 South, Provo, Utah 84606 prior to December 15, 1995. The Board of Directors will review any proposal which is received by that date and determine whether it is a proper proposal to present to the 1996 Annual Meeting.

                                 VOTE REQUIRED

     A majority of the 12,158,166 issued and outstanding shares of Common Stock of the Company shall constitute a quorum at the Annual Meeting. Under the Utah Revised Business Corporation Act, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting provided a quorum is present. The affirmative vote of at least a majority of the shares represented at the meeting is required for approval for all other proposals to come before the meeting. The Company does not have any specific charter or by-law provisions dealing with the method by which votes will be counted. Historically, the Company has counted abstentions and broker non-votes for quorum purposes but the votes represented by such shares are not counted in computing the results of the election of directors or other resolutions.

     Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company (it is anticipated that the inspectors will be employees, attorneys or agents of the Company).

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 1995 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of Proxies will act in accordance with their best judgment. The Board of Directors may read the minutes of the 1994 Annual Meeting of Shareholders and make reports, but shareholders will not be requested to approve or disapprove such minutes or reports.

     In addition to the solicitation of Proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit Proxies personally or by telephone. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of Common Stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of Proxies will be borne by the Company.

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE
COMPANY -- ATTENTION: INVESTOR RELATIONS DEPARTMENT, 75 EAST 1700 SOUTH, PROVO, UTAH 84606. Copies of the Company's 1994 Annual Report to Shareholders are being mailed with this Proxy Statement. Additional copies may also be obtained by writing to the Company's Investor Relations Department, at the above address.

     The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

                                          By Order of the Board of Directors


                                          /s/  BRENT F. ASHWORTH
                                          --------------------------------------
                                          Brent F. Ashworth, Secretary

Provo, Utah
April 7, 1995

                                    PROXY

                       NATURE'S SUNSHINE PRODUCTS, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kristine F. Hughes and Brent F. Ashworth and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of Common Stock of the Company held of record by the undersigned on April 3, 1995, at the Annual Meeting of Shareholders to be held at the Company's corporate offices at 75 East 1700 South, Provo, Utah 84606, on Monday, May 15, 1995, at 10:00 a.m., local time, or at any adjournment thereof.

                       (To Be Signed on Reverse Side.)




/X/ Please mark your vote as in this example.

1.  Election of Director.

                For / /         Withheld / /

Nominee:  Eugene L. Hughes

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

              _________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

              FOR / /          AGAINST / /          ABSTAIN / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown and return it promptly.

No postage is required if this Proxy is returned in the enclosed envelope and mailed in the United States.


Signature(s)___________________________________________ Date___________________

Note: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.